Exhibit 97.1

Policy on Recoupment of Incentive Compensation

RenaissanceRe Holdings Ltd.

Exhibit 97.1
Table of Contents
1 Introduction.
2 Application – Covered Executives.
3 Policy Administration.
3.1 Recoupment Upon Financial Restatement.
3.2 No-Fault Recovery.
3.3 Compensation Subject to Recovery; Enforcement.
3.4 No Indemnification.
3.5 Exceptions.
3.6 Other Remedies Not Precluded.
3.7 Effective Date.
4 Review and Approval

Exhibit 97.1
Introduction

The Corporate Governance and Human Capital Management Committee (the “Committee”) of the Board of Directors (the “Board”) of RenaissanceRe Holdings Ltd. (the “Company”) has adopted this Policy on Recoupment of Incentive Compensation (this “Policy”), which provides for the recoupment of compensation in certain circumstances in the event of a restatement of financial results by the Company. This Policy shall be interpreted to comply with the requirements of Securities and Exchange Commission rules and New York Stock Exchange (“NYSE”) listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

2 Application – Covered Executives

This Policy applies to any current or former “executive officer,” within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, who was employed by the Company or a subsidiary of the Company (each such individual, an “Executive”) during the applicable Recovery Period, as defined below. This Policy shall be binding and enforceable against all Executives and their beneficiaries, executors, administrators, and other legal representatives.

3 Policy Administration

This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in all cases consistent with the Dodd-Frank Act. The Committee may amend this Policy from time to time in its discretion.

3.1 Recoupment Upon Financial Restatement

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”), the Committee shall cause the Company to recoup from each Executive, as promptly as reasonably possible, any erroneously awarded Incentive-Based Compensation, as defined below.

3.2 No-Fault Recovery

Recoupment under this Policy shall be required regardless of whether the Executive or any other person was at fault or responsible for accounting errors that contributed to the need for the Financial Restatement or engaged in any misconduct.

3.3 Compensation Subject to Recovery; Enforcement

Exhibit 97.1
This Policy applies to all compensation granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, whether or not presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission, including stock price and total shareholder return (“TSR”), including but not limited to performance-based cash, stock, options or other equity-based awards paid or granted to the Executive (“Incentive-Based Compensation”). Compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary, restricted stock or options with time-based vesting, bonus awarded solely at the discretion of the Board or Committee and not based on the attainment of any financial measure, and non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures, is not subject to this Policy.

In the event of a Financial Restatement, the amount to be recovered will be the excess of (i) the Incentive-Based Compensation received by the Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the Financial Restatement, as determined in accordance with the last sentence of this paragraph, or any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (provided that a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year) (the “Recovery Period”), based on the erroneous data and calculated without regard to any taxes paid or withheld, over (ii) the Incentive-Based Compensation that would have been received by the Executive had it been calculated based on the restated financial information, as determined by the Committee. For this purpose, Incentive-Based Compensation is considered to have been received by an Executive in the fiscal year during which the applicable financial reporting measure was attained or purportedly attained, regardless of when the payment or grant of such Incentive-Based Compensation occurs. The date on which the Company is required to prepare a Financial Restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement.

For Incentive-Based Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the Committee shall determine the amount to be recovered based on a reasonable estimate of the effect of the Financial Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received and the Company shall document the determination of that reasonable estimate and provide it to the NYSE.

The Company may use any legal or equitable remedies that are available to the Company to recoup any erroneously awarded Incentive-Based Compensation, including but not limited to by collecting from the Executive a cash payment or shares of Company common stock or by forfeiting any amounts that the Company owes to the Executive.

3.4 No Indemnification

Exhibit 97.1
The Company shall not indemnify any Executive or pay or reimburse the premium for any insurance policy to cover any losses incurred by such Executive under this Policy.

3.5 Exceptions

The compensation recouped under this Policy shall not include Incentive-Based Compensation received by an Executive (i) prior to beginning service as an Executive or (ii) if he or she did not serve as an Executive at any time during the applicable Recovery Period. The Committee (or a majority of independent directors serving on the Board) may determine not to seek recovery from an Executive in whole or part to the extent it determines in its sole discretion that such recovery would be impracticable because (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amount (after having made a reasonable attempt to recover the erroneously awarded Incentive-Based Compensation and providing corresponding documentation of such attempt to the NYSE), (B) recovery would violate the home country law that was adopted prior to November 28, 2022, as determined by an opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to the NYSE, or (C) recovery would likely cause the Company’s 401(k) plan or any other tax-qualified retirement plan to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

3.6 Other Remedies Not Precluded

The exercise by the Committee of any rights pursuant to this Policy shall be without prejudice to any other rights or remedies that the Company, the Board or the Committee may have with respect to any Executive subject to this Policy.

3.7 Effective Date

This Policy has been adopted by the Committee, effective as of October 2, 2023 (the “Effective Date”) and shall apply to any Incentive-Based Compensation that is received by an Executive on or after the Effective Date.

4 Review and Approval

This Policy will generally be reviewed on an annual basis by the Group General Counsel. Changes to this Policy must be approved by the Committee.